Exhibit (e)

BLACKROCK PRIVATE CREDIT FUND
AUTOMATIC DISTRIBUTION REINVESTMENT PLAN

TERMS AND CONDITIONS

Pursuant to this Automatic Distribution Reinvestment Plan (the “Reinvestment Plan”) of the undersigned BlackRock business development company (the “Trust”), unless a holder (a “Shareholder”) of the Trust’s common shares of beneficial interest (the “Common Shares”) otherwise elects, all dividends and distributions (together, “distributions”) on such Shareholder’s Common Shares will be automatically reinvested by [ ] (“[ ]”), as agent for Shareholders in administering the Reinvestment Plan (the “Reinvestment Plan Agent”), in additional Common Shares of the Trust. Shareholders who elect not to participate in the Reinvestment Plan will receive all distributions in cash paid by check mailed directly to the Shareholder of record (or, if the Common Shares are held in street or other nominee name, then to such nominee) by [ ] as the Dividend Disbursing Agent. Participants may elect not to participate in the Reinvestment Plan and to receive all distributions in cash by sending written instructions to [ ], as the Dividend Disbursing Agent, at the address set forth below. Participation in the Reinvestment Plan is completely voluntary and may be terminated or resumed at any time without penalty by written notice if received and processed by the Reinvestment Plan Agent prior to the distribution record date; otherwise such termination or resumption will be effective with respect to any subsequently declared distribution.

The Reinvestment Plan Agent will open an account for each Shareholder under the Reinvestment Plan in the same name in which such Shareholder’s Common Shares are registered. Whenever the Trust declares a distribution payable in cash, non-participants in the Reinvestment Plan will receive cash and participants in the Reinvestment Plan will receive the equivalent in Common Shares. The Common Shares will be acquired by the Reinvestment Plan Agent for the participants’ accounts through receipt of additional unissued but authorized Common Shares from the Trust (“newly issued Common Shares”). The Reinvestment Plan Agent will invest the distribution amount in newly issued Common Shares on behalf of the participants. The number of newly issued Common Shares to be credited to each participant’s account will be determined by dividing the dollar amount of the distribution by the net asset value per Share most recently determined on or prior to the date on which the distribution is paid. Shares will be issued to Reinvestment Plan participants in accordance with the Trust’s regular quarterly subscription cycle as described in the Trust’s then-effective registration statement.

The Reinvestment Plan Agent will maintain all Shareholders’ accounts in the Reinvestment Plan and furnish written confirmation of all transactions in the accounts, including information needed by Shareholders for tax records. Common Shares in the account of each Reinvestment Plan participant will be held by the Reinvestment Plan Agent on behalf of the Reinvestment Plan participant.

In the case of Shareholders such as banks, brokers or nominees that hold Common Shares for others who are the beneficial owners, the Reinvestment Plan Agent will administer the Reinvestment Plan on the basis of the number of Common Shares certified from time to time by the record Shareholder and held for the account of beneficial owners who participate in the Reinvestment Plan.

Signature Page to Dividend Reinvestment Plan

There will be no brokerage charges with respect to Shares issued directly by the Trust as a result of distributions payable either in Shares or in cash. The Reinvestment Plan Agent’s fees for the handling of the reinvestment of distributions will be paid by the Trust.

For the avoidance of doubt, no Shares will be issued under the Reinvestment Plan at a price less than net asset value or under any circumstance that may violate the Investment Company Act of 1940, as amended, or any rules issued thereunder.

VOTING

Each Shareholder proxy will include those Common Shares purchased or received pursuant to the Reinvestment Plan. The Reinvestment Plan Agent will forward all proxy solicitation materials to participants and vote proxies for Common Shares held pursuant to the Reinvestment Plan in accordance with the instructions of the participants.

TAXATION

The automatic reinvestment of distributions will not relieve participants of any foreign or U.S. federal, state or local income tax that may be payable (or required to be withheld) on such distributions.

AMENDMENT OF THE REINVESTMENT PLAN

The Reinvestment Plan may be amended or terminated by the Trust. There is no direct service charge to participants with regard to purchases in the Reinvestment Plan; however, the Trust reserves the right to amend the Reinvestment Plan to include a service charge payable by the participants. Notice will be sent to Reinvestment Plan participants of any amendments as soon as practicable after such action by the Trust.

INQUIRIES REGARDING THE REINVESTMENT PLAN

All correspondence concerning the Reinvestment Plan should be directed to the Reinvestment Plan Agent, through the internet at [ ], or in writing to [ ], [ ], Telephone: [ ]. Overnight correspondence should be directed to the Reinvestment Plan Agent at [ ], [ ].

APPLICABLE LAW

These terms and conditions shall be governed by the laws of the State of New York without regard to its conflicts of laws provisions.

Signature Page to Dividend Reinvestment Plan

EXECUTION

To record the adoption of the Reinvestment Plan as of                 , 2022, the Trust has caused this Reinvestment Plan to be executed in the name and on behalf of the Trust by a duly authorized officer.

BY AND ON BEHALF OF BLACKROCK PRIVATE CREDIT FUND

By:
Title: Chief Financial Officer

Signature Page to Dividend Reinvestment Plan